Exhibit 11



                                    KSW, INC.
                     STATEMENT REGARDING COMPUTATION OF NET
                            EARNINGS (LOSS) PER SHARE


                                             Year Ended         Year Ended         Year Ended
                                           December 31, 2005  December 31, 2004  December 31, 2003

Net earnings (loss)                          $ 2,711,000       $ (1,280,000)      $   815,000
                                             ============      =============      ============
Earnings (loss) per share - basic:
   Weighted average shares outstanding
   during the year                             5,470,311          5,470,311         5,470,311
                                             ============      =============      ============

Earnings (loss) per common share - basic     $       .50       $       (.24)      $       .15
                                             ============      =============      ============
Earnings (loss) per share - diluted:
  Weighted average shares outstanding
  during the year                              5,470,311          5,470,311         5,470,311

Effect of stock option dilution                        -                  -                 -
                                             ------------      -------------      ------------

Total shares outstanding for purposes
   of calculating diluted earnings
   per share                                   5,470,311          5,470,311         5,470,311
                                             ============      =============      ============

Earnings (loss) per common shares
   and common share equivalent - diluted     $       .50       $       (.24)      $       .15
                                             ============      =============      ============